Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.18

LETTER OF INTENT

11 January 2021

Re: Proposal for a Joint Venture to build, equip and operate data centers in [***], USA.

Gentlemen:

This Letter Of Intent (the “LOI”) shall provide the basic terms and conditions to enter into joint venture with Bitfury Holding B.V., whose registered office is located at Strawinskylaan 3051, 1077ZX Amsterdam, the Netherlands or its affiliate(s) or assignee(s) (“Bitfury”) with WindHQ LLC, whose registered office is located at 1212 New York Avenue, N.W., Suite 1000, Washington, DC 20005, U.S.A. or its affiliate(s) or assignee(s) (“WindHQ”). This letter summarizes the basic terms on which the HWJV (as defined below) will be set up which would become the basis for the transaction to be executed. This LOI is not legally binding unless explicitly stated otherwise.

Parties	WindHQ and Bitfury each a “Party” and together the “Parties”.

Definitions

Equipment means servers and data centers; the specification of which will be agreed by the Parties in the binding purchase orders.

Hardware means Equipment with total power capacity of approximately 110-MegaWatts (“MW”) up to 500-MW.

Data Center(s) means one or more data center(s) located in [***], USA. The specific capacity and technical specifications of the Data Centers are to be agreed by the Parties in good faith in due course.

Net Profit means the mined Bitcoins of the Data Center minus the electricity, maintenance, pool and remote service expenses.

Power means electrical power at a weighted average price of approximately [***] per MegaWatt hours (“MWh”) including transmission, ancillary services to be supplied to the HWJVs by WindHQ or by its affiliate(s).

Origination & Co-development:

The Parties shall collaborate to identify and secure the locations, Power and the sites to set up and deploy the Data Center(s) according to the following indicative schedule:

•  110-MW in a twelve (12) months period after execution of this LOI;

•  210-MW in a twenty-four (24) months after execution of this LOI;

• 340-MW in a thirty-six (36) months after execution of this LOI; and • 500-MW in sixty (60) months after execution of this LOI.

HWJVs	The Parties will set up the Hardware in one or more joint ventures according to the legal structure provided in Appendix 2 (the “HWJVs”) where WindHQ will hold minimum 51% and Bitfury will hold maximum 49% of all outstanding shares of the HWJVs based on the monetary capital contribution of the Parties.

WindHQ will contribute the capital in cash equivalent to its shareholding to sustain the initial capital expenditures and initial site operating costs of the HWJVs (the “Capex Cost”).

Bitfury will contribute the capital in cash equivalent to its shareholding to sustain the initial capital expenditures and initial site operating costs of the HWJVs.

Services and Power

In order to set up and operate the HWJVs, the Parties will enter into one or more service or colocation agreements pursuant to which WindHQ shall provide the use of the Data Center and shall make available a supply of electricity, while Bitfury shall provide the Bitfury Services (as defined below).

Bitfury or its affiliate(s) shall be exclusive suppliers of Pool Services (as defined below); Maintenance Services (as defined below) and Remote Services (as defined below) with respect to the Hardware (the “Bitfury Services”). The list of Services to be provided in Appendix 3.

Profit Share

The Parties hereby agree that Bitfury and WindHQ or their affiliates shall enter into a Profit Share Agreement (the “PSA”) under which they will share the Net Profits according to their shareholding in the particular HWJV.

Anti-Dilution	Both Parties shall be entitled to make in kind or cash contribution to maintain their initial shareholding in the HWJV.

Shareholder Agreement	The transaction contemplated by this LOI shall be subject to negotiation and execution of a Shareholder Agreement (the “SHA”), which shall identify the relationship of the Parties and provide the terms on decision making, resolution of deadlocks, among other terms, to define the rights and relationship of the Parties. The SHA of the HJWV will also set out board composition and their competences as well as reserved matters.

Completion	The Parties aim to negotiate and execute definitive and legally binding agreements (including SHA, Bitfury and WindHQ services agreements and relevant power purchase agreements) according to the power supply schedule provided in the Section Origination & Co-development and otherwise in all material respects in accordance with this LOI.

Confidentiality	Unless required by law or regulation, no Party shall knowingly or intentionally disclose in a formal public manner the terms of this LOI or the transaction contemplated hereby, and each Party shall treat as confidential the counterparty’s contributions and any information supplied by the other Party. This section is binding upon the Parties.

Assignment	Neither Party shall be able to assign the LOI without the other Party’s prior written consent subject to any permitted assignments. The permitted assignment will include, inter alia, assignment or novation of the LOI by Bitfury to any affiliate of Bitfury. This section is binding upon the Parties.

BINDING TERMS

Each Party shall bear its own costs, whether legal, administrative, notarial, travel-related, technical or other, related to the negotiation, preparation and execution of this LOI, or otherwise connected with the negotiation, preparation and execution of the transaction.

The terms and conditions contained in this LOI are strictly private and confidential. The Parties hereto shall maintain the strictest confidentiality concerning the transaction and transaction documents contemplated in this LOI, provided that the Parties shall be entitled to disclose details of these terms and conditions and the proposed transaction to its employees, directors, shareholders, investors, lenders and advisers on a need-to-know basis. No public statement shall be made without the prior written consent of the other Party unless required by law or regulation.

This LOI shall automatically terminate upon the earlier of: (i) the execution of binding agreements between the Parties; or (ii) automatically upon 180 days following execution of this LOI.

This LOI and any disputes or claims arising out of or in connection with it or its subject matter or formation are governed by and construed in accordance with the laws of the state of New York. Any dispute, controversy or claim arising out of or relating to this LOI, or the breach, termination or invalidity hereof, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be New York. The language to be used in the arbitral proceedings shall be English.

This LOI may be signed in counterparts, each of which shall be deemed an original and all such counterparts shall be deemed on and the same instrument. Signatures to this LOI may be transmitted by facsimile or electronic transmission and shall be deemed to be as valid as an original if transmitted by facsimile or electronic transmission.

Please confirm the above is acceptable to you by signing in the space provided below and returning a signed LOI to Bitfury.

Sincerely,

Bitfury Holding BV

By:
Name:	Olegs Blinkovs
Title:	Director

WindHQ LLC

By:
Name:	Leandro Alves
Title:	President

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Appendix 1 – Indicative List of Sites

Sites	Total Capacity (MW)	Expected Power Price (USD/MWh)	Expected Curtailment (%/year)	County
[***]	Up to 40-MW	[***]	15-25%	[***]
[***]	Up to 200-MW in incremental phases of 10-MW	[***]	1%-2%	[***]
[***]	Up to 200-MW in incremental phases of 10-MW	[***]	1%-2%	[***]

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Appendix 2 – Legal Structure

[***]

Appendix 3 – Services

WINDHQ SERVICES:

Energy

Procure and/or provided energy directly from WindHQ affiliates for Data Centers at the lowest possible price; design and executed mitigation measures to electricity demand charges. Manage basis risk and pricing risk, by selecting locations that minimize such electricity costs and their related additives. Explore energy generation sources and energy storage that mitigate or by-pass the legacy costs associated with the electricity grid, and that may provide ancillary services. Invoke strategies that allow additional revenue or reduced cost associated with the electricity to the Data Center(s) operations.

Site Tasks

Will provide periodic maintenance to critical electrical and mechanical systems of the Hardware (excluding the server rooms).

For Projects with transmission lines:

•	Check farming and braces;

•	Check Guy wires;

•	Observe sag/tension;

•	Check Ground Wires;

•	Monitor Vegetation for mitigation/mow/cut.

For Projects with substations:

•	Walk around for cleanliness, and maintain vegetation control;

•	Check/Pump Transformer Containment;

•	Relays/Control Switches Normal;

•	HMI Functioning; Log Book OK;

•	Gate Locks Functional;

•	Check MPT Oil Levels-Main Tank, Conservator, LTC;

•	Check MPT Monitors (DGA and Bushing Monitor);

•	Download Monitor Data (DGA and Bushing Monitor); Control Room-Cleanliness; and

•	Perform periodic maintenance as deemed reasonable by industry standards.

Collection System:

•	Check each PMT for leaks;

•	Check area for Vegetation eradication and maintain vegetation control; and

•	Check Junction Boxes-Locks/Chain and Vegetation; and

•	Perform periodic maintenance as deemed reasonable by industry standards.

Roads and Civil Works:

•	Check Conditions-Vegetation/Drainage/Stabilization, and maintain vegetation control;

•	Test Back-up Generator(s);

•	Building Condition;

•	Log Books; and

Inspect Containment Area Status.Reporting Services

Produce and maintain with periodic updates the “Facility Administration Plan”, including a proposed annual budget for current and subsequent year(s). Report monthly site revenue and operating expense performance for prior month, monthly accounts payable and accounts receivable, financial account balances and cash flow summaries, YTD financial performance information, reporting of results of any asset administrative issues. Monthly, Quarterly and Annually, prepare a summary level report that incorporates the reports of O&M Contractor and additionally shall include: Data Center Availability, Energy Consumption, Gross Revenue, Net revenue, Expenses for Operation and Maintenance (O&M), Spare parts consumption, Spare parts procurement, Discussion of operational performance, Discussion of environmental issues, Discussion of Regulatory issues, Discussion of safety issues, Discussion of landowner issues, Discussion of easement and/or ROW issues, and Monthly comparison a of actual vs. budgeted EBITDA.

BITFURY SERVICES:

Remote Services

Remote Services shall include services reasonably required to support and monitor the operations of the Hardware at the Data Center, including, but not limited to:

•	Complete configuration of IT ROOM Hardware’s and pool connectivity;

•	24x7 remote supervision and support of the Hardware and Data Center;

•	Optimization of Data Center operations and servers’ performance;

•	Software and patch updates, as required;

•	Communication with local site maintenance team if they reasonably need assistance for manual intervention on site; and

•	Pool services connectivity.

Pool Services

Pool Services shall include transaction verification services.

Hardware Maintenance Services

Hardware Maintenance Services shall include daily maintenance of the Hardware pursuant to Bitfury’s instructions and specifications including the below services.

Data Center Operational Services (“DCOPS”)

•	Provision of DCOPS to ensure the Data Center meets standards of performance and uptime;

•	An electronics repair team will be provided under DCOPS for server repairs down to component levels;

•	Tests during commissioning; and

•	Depending on operational situation, DCOPS will staff the site accordingly.

Facilities Management (“FM”)

•	FM will provide periodic maintenance to critical electrical and mechanical systems of the Hardware in the server rooms;

•	FM will work under the same service level agreement as DCOPS; and

•	FM will include all health, safety and environment matters for the Data Center, management of all personnel and contractor access and egress from the site.